FORM 4


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
     Hayden, Richard M.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY  10004
2. Issuer Name and Ticker or Trading Symbol
     Witco Corporation
     WIT
3. IRS Identification Number of Reporting Person, if any entity (Voluntary)

4. Statement for Month/Year
     04/30/1998
5. If Amendment, Date of Original (Month/Year)

6.Relationship  of Reporting  Person(s)  to Issuer  (Check all  applicable)  (X)
  Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line) (X) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Direct|7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |  (D)   |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |   or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indirect|                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |  (I)   |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |        |    | |                  |   |           |  3,001            |  D     |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/14/98 |P   | | 728              |A  |$39.487    |                   |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/14/98 |S   | | 728              |D  |$39.50     |                   |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/16/98 |P   | | 792              |A  |$39.6745   |                   |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/16/98 |S   | | 792              |D  |$39.6875   |                   |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/28/98 |P   | | 738              |A  |$38.989    |                   |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
  Common Stock             |4/28/98 |S   | | 738              |D  |$39.00     |  -0-              |  I     | 01                    |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
 *         If the form is filed by more than one reporting person,
           see Instruction 4(b)(v).
-----------------------------------------------------------------------------------------------------------------------------------|
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title  of  |2.Con-  |3.  |4.   |5.Number  of  De  |6.Date  Exer  |7.Title  and
  Amount|8.Price|9.Number |10.|11.Nature of| Derivative |version | Transaction |
  rivative Secu | cisable and | of Underlying |of Deri|of Deriva |Dir|Indirect |
  Security |or Exer | | | rities Acqui | Expiration | Securities  |vative  |tive
  |ect|Beneficial |
              |cise    |         |      | red(A)or Dis  |  Date(Month/    |                  |Secu   |Securities  |(D)|Ownership   |
              |Price of|         |      | posed of(D)   |  Day/Year)      |                  |rity   |Benefi      |or |            |
              |Deriva- |         |      |               |Date    |Expir   |                  |       |ficially    |Ind|            |
              |tive    |         |      |         | A/  |Exer-   |ation   |  Title and Number|       |Owned at    |ire|            |
              |Secu-   |         |    | |         | D   |cisa-   |Date    |  of Shares       |       |End of      |ct |            |
              |rity    |Date     |Code|V|  Amount |     |ble     |        |                  |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
  Phantom     |        |         |    | |         |     |        |        |            |7,022|       |            |   |            |
  Stock       |1-for-1 |         |    | |         |     | 02     | 02     |Common Stock|.72  |       | 7,022.72   | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
 ----------------------------------------------------------------------------------------------------------------------------------|
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
              |        |         |    | |         |     |        |        |            |     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman Sachs International, an affiliate of The Goldman Sachs Group, L.P. ("GS Group"). GS Group is the general partner of and owns a 99% interest in Goldman, Sachs & Co. ("Goldman Sachs"). The securities reported herein as indirectly purchased and sold were purchased and sold by Goldman Sachs as part of baskets which did not meet the requirements for exemption as outlined by the Securities and Exchange Commission and may be deemed to have been beneficially owned directly by Goldman Sachs. Without admitting any legal obligation, Goldman Sachs will remit appropriate profits, if any, to the Company. The Reporting Person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

02: These phantom stock shares were accrued under the Witco Corporation Directors' Deferred Compensation Plan and are to be settled in a lump sum cash payment upon the Reporting Person's retirement from the Issuer's Board of Directors.

SIGNATURE OF REPORTING PERSON
By: s/ Hans L. Reich Attorney-in-fact

DATE
May 8, 1998
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
            ee 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

         Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b) (4) of Regulation S-T.